FIRST AMENDMENT TO PAIRING AGREEMENT

                             Dated: November 6, 1997


     Reference is hereby made to that certain Pairing Agreement dated as of the 20th day of December, 1979 by and between Santa Anita Realty Enterprises, Inc., a Delaware corporation ("Realty"), and Santa Anita Operating Company, a Delaware corporation ("Operating") (herein the "Original Agreement").

     WHEREAS, pursuant to that certain Third Amended and Restated Agreement and Plan of Merger, by and among Meditrust, Meditrust Acquisition Company ("MAC"), Realty and Operating, dated as of April 13, 1997, Meditrust merged with and into Realty, with Realty as the surviving corporation, and MAC merged with and into Operating, with Operating as the surviving corporation (the "Merger");

     WHEREAS, in connection with the Merger, Realty has changed its corporate name to "Meditrust Corporation" and Operating changed its corporate name to "Meditrust Operating Company"; and

     WHEREAS, each of Meditrust Corporation and Meditrust Operating Company desires to amend the Original Agreement to more fully reflect the agreement between the parties.

     NOW, THEREFORE, in consideration of the mutual agreements contained in the Original Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. In Section 2(c) of the Original Agreement, the phrase "date of exercise" shall be replaced with the phrase "date of grant."

     2. In Section 2(d) of the Original Agreement, the phrase "date of exercise" shall be replaced with the phrase "date of grant."

     3. As modified by this Amendment, the Original Agreement is ratified, confirmed and approved in all respects.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


MEDITRUST CORPORATION                      MEDITRUST OPERATING COMPANY


By: /s/ David F. Benson                    By: /s/ Abraham D. Gosman
    ------------------------------             ---------------------------------
    David F. Benson, its President             Abraham D. Gosman, its Chief
                                               Executive Officer